Exhibit 99.1

MERGER OF BIMINI MORTGAGE MANAGEMENT

AND OPTEUM FINANCIAL SERVICES COMPLETED

VERO BEACH, Fla. (November 3, 2005) – Bimini Mortgage Management, Inc. (the “Company”) (NYSE:BMM), a real estate investment trust that invests primarily in residential mortgage-related securities, today announced that it has completed its previously announced merger with Opteum Financial Services, LLC, a privately held home mortgage lender.  Opteum will continue to operate from its headquarters in Paramus, New Jersey, as a taxable REIT subsidiary of Bimini, which will retain corporate headquarters in Vero Beach, Florida.

Commenting on the closing of the transaction, Jeffrey J. Zimmer, chairman, co-founder, president and chief executive officer of the Company, said, “We are very pleased to have completed this transaction in a timely manner. This merger benefits both companies. It allows Bimini to diversify its revenue stream while remaining in the Company’s area of expertise. For Opteum, the merger provides increased access to capital to fund expanded growth opportunities.  Ultimately, we believe this merger will add long-term value for all of our shareholders.”

Under terms of the agreement, Bimini has issued approximately 3.7 million shares of Class A Common Stock and 1.8 million Convertible Preferred Shares in the merger to the stockholders of Opteum.  The new class of preferred shares would be convertible into Class A Common Stock of Bimini if Bimini’s shareholders approve the conversion at a future shareholder meeting.  In addition, Bimini has lent to Opteum approximately $65 million to repay existing debt and Bimini may pay to Opteum stockholders a contingent earn-out of up to $17.5 million, payable partially in cash and partially in Convertible Preferred Shares, over the next five years, based on achievement by Opteum of certain specific financial objectives.

Deutsche Bank Securities acted as financial advisor to Bimini Mortgage Management, Inc. with respect to this transaction and Opteum Financial Services, LLC was advised by Classic Strategies Group.

Bimini Mortgage Management, Inc.

Bimini Mortgage Management, Inc., a real estate investment trust which originates and invests in residential mortgages.  Bimini invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  Bimini earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  Its Opteum Financial Services subsidiary is a national mortgage lender offering a wide array of home mortgage products.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
772-231-1400

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